HERITAGE SERIES TRUST

                                     CLASS C
                                DISTRIBUTION PLAN

                                     AMENDED
                                   SCHEDULE A




      The maximum annualized fee rate pursuant to Paragraph 1 of the Heritage Series Trust Distribution Plan shall be as follows:


      SMALL CAP STOCK FUND.........................................1.00%
      VALUE EQUITY FUND............................................1.00%
      GROWTH EQUITY FUND...........................................1.00%
      INTERNATIONAL EQUITY FUND....................................1.00%
      MID CAP STOCK FUND...........................................1.00%
      DIVERSIFIED GROWTH FUND......................................1.00%
      CORE EQUITY FUND.............................................1.00%




Dated: April 3, 1995, as amended on August 30, 2002, November 14, 2003 and November 18, 2004.